Exhibit 1.01
Adient plc
Conflict Minerals Report
For the Calendar Year Ended December 31, 2024

I.    Background

Under Section 13(p) of the Securities Exchange Act of 1934, the Securities and Exchange Commission (the “SEC”) imposes reporting requirements (the “Rule”) on SEC issuers concerning the use of Conflict Minerals and the metals derived from such minerals that originate in the Democratic Republic of the Congo (the “DRC”) or the adjoining countries (collectively, the “Covered Countries”).

The Rule defines the term “Conflict Mineral” to include cassiterite, columbite-tantalite, gold, and wolframite and their derivatives, including tantalum, tin and tungsten ("3TG”) regardless of their source.

This is the Conflict Minerals Report (“Report”) of Adient plc (“Adient”) for reporting year (“RY”) 2024. It covers all activities conducted for the calendar year ended December 31, 2024.

II.    Adient Overview

Adient is one of the world’s largest automotive seating suppliers and has relationships with the largest global auto manufacturers. Adient designs, manufactures and markets a full range of seating systems and components for passenger cars, commercial vehicles and light trucks, including vans, pick-up trucks and sport and crossover utility vehicles. Adient’s proprietary technologies extend into virtually every area of automotive seating solutions, including complete seating systems, frames, mechanisms, foam, head restraints, armrests, and trim covers.

Adient operates more than 200 wholly owned and majority-owned manufacturing or assembly facilities in 29 countries and employs more than 70,000 employees worldwide. Its products are incorporated into more than 12 million vehicles each year.

As used in this Report, and except where the context otherwise requires, the terms “we” and “our” refer to Adient, as well as its majority-owned subsidiaries and variable interest entities that are required to be consolidated for SEC reporting purposes.

III.    Product Overview

As noted above, Adient’s products include complete automotive seating systems, as well as automotive seating frames, mechanisms, foam, head restraints, armrests, and trim covers.

IV.    Supply Chain Description

Adient is committed to the responsible sourcing of Conflict Minerals and is a member of the Responsible Minerals Initiative (“RMI”). RMI was founded by members of the Responsible Business Alliance (“RBA”). Adient encourages its suppliers to conduct conflict-free sourcing from RMI certified smelters.

As a large multinational company, Adient has a complex, multi-tiered supply chain. Many of the products that Adient manufactures are highly engineered, complex, and contain thousands of parts sourced from a vast network of globally dispersed suppliers.

As a downstream consumer with many tiers in its supply chain, Adient generally does not have a direct relationship with 3TG smelters and refiners. In most instances, Adient obtains products containing 3TG from unrelated third-party suppliers with their own independent supply chains. These third-party supply chains are also complex and multi-tiered. Accordingly, Adient relies on its first-tier suppliers to provide information regarding the potential origin of any Conflict Minerals contained in the components and parts they supply to Adient.

V.    Reasonable Country of Origin Inquiry (“RCOI”)

A.    Process Summary

Adient designed and implemented a RCOI compliance framework consistent with both the Rule and the processes enumerated in the Organization for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected Areas and High-Risk Areas (“OECD Guidance”).

Due to the complexity of Adient’s supply chain, Adient relied on its first-tier suppliers to provide information on the origin of Conflict Minerals potentially present in components and parts supplied to Adient. In addition, Adient sent the RMI Conflict Minerals Reporting Template (the “CMRT”) to these first-tier suppliers to gather information on the chain of custody of the necessary Conflict Minerals potentially included in Adient’s products.

Adient elected to use the unaltered CMRT and a survey tool to facilitate its RCOI. The questions on the CMRT include, but are not limited to: (1) the use of Conflict Minerals; (2) the need for Conflict Minerals with respect to product functionality or production; (3) the origin of such Conflict Minerals; and (4) whether smelters producing Conflict Minerals were validated as compliant in accordance with applicable RMI standards. Adient communicated with In-Scope Suppliers (as defined below), notifying them of the RCOI and Adient’s expectations, and provided these in-scope suppliers with additional instructions to assist with completing the CMRT.

In addition to the RCOI efforts described above, Adient also undertook the following additional measures to determine the mine or country of origin of any Conflict Minerals:

•Adient considered the following supply base categories as the relevant universe for RCOI purposes: manufactured products, products contracted to be manufactured, and spare parts. This identification of suppliers that were subject to the RCOI (“In-Scope Suppliers”) occurred as part of Adient’s global scoping exercise. It examined both the presence of 3TG in the products and contractual agreements to determine the degree of influence that Adient has over In-Scope Suppliers with respect to their supply chain sourcing decisions. Adient modified its scoping process in RY 2023 to capture high risk commodities likely to contain Conflicts Minerals, as well as suppliers in the supply chain that might present potential economic sanctions or human rights risks.
•Specifically, Adient assigned a risk level of “High,” “Low” or “None” to each In-Scope Supplier based on the likely presence of Conflict Minerals in each component. We made these rating determinations based on a joint assessment of our Procurement and Engineering Departments. High Risk suppliers were identified using the International Material Data System (“IMDS”), which provides data used to identify commodities likely to contain Conflict Minerals. Data from the IMDS analysis is used to determine commodities with a high likelihood of the presence of Conflict Minerals (high risk commodities) and non-high-risk suppliers listed in these commodities are considered low risk. Commodities without proof of Conflict Minerals usage and their suppliers are considered as “None.” Adient’s scoping process sought to capture 75-80% of its spend on high risk commodities identified using this methodology. All suppliers with risk rankings of “High” were considered in-scope for RCOI procedures. Low-risk suppliers were considered in-scope if their spend exceeded a set threshold to ensure that a minimum of 80% of the commodity spend is covered.
•In addition to leveraging IMDS data, Adient’s process for identifying “In-Scope” suppliers also considered parties from known countries of concern, as well as countries that might pose elevated economic sanctions or human rights risks. Adient applied similar risk ratings to prioritize the Procurement Department’s efforts to escalate communications and verification efforts in cases involving non-responsive suppliers.
•Adient required each In-Scope Supplier to provide information regarding the use of Conflict Minerals from their suppliers, who, in turn, were expected to solicit that information from their next tier of suppliers. The Conflict Minerals Supplier Letter that was sent to each In-Scope Supplier can be found on Adient’s website at: https://adient.portal.covisint.com/adient_en_US/Accordion/Corporate%20Responsibilities.page.
•Adient provided support to its suppliers during the RY, including explanations regarding the relevant requirements of the Rule and their obligations under the Rule, and reiterated Adient’s expectation that suppliers cooperate to support Adient’s compliance efforts. This support included an online training course that can be found on Adient’s website at: https://adient.portal.covisint.com/adient_en_US/Accordion/Corporate%20Responsibilities.page. Additional information regarding other supplier resources is available in the “Supplier Engagement and Training” section below.
•Adient subsequently reviewed the responses received from the In-Scope Suppliers for accuracy and completeness, and, if necessary, flagged specific suppliers for additional follow-up and/or due diligence.
•Adient then instructed the In-Scope Suppliers who provided incomplete or inconsistent responses to review their responses and resubmit their information.
•Adient enhanced its escalation process for In-Scope Suppliers in 2023 to further integrate its Procurement and Commercial Departments into the effort to contact In-Scope Suppliers regarding the remediation of potential risks, and to promote greater supplier accountability. The purpose of this approach was to strengthen Adient’s leverage while improving our engagement with the relevant suppliers.

As part of the process described above, Adient also works to identify smelters that may be located in countries subject to territorially-based U.S. economic sanctions programs, as well as smelters that may be owned by sanctioned parties. If Adient identifies potential economic sanctions risk as part of the CMRT review process, then it works with the relevant suppliers to evaluate and remediate such risks in a manner consistent with applicable U.S. economic sanctions program requirements. This tailored approach reflects the fact that the relevant risks and requirements may vary depending on the countries, parties, and economic sanctions programs.

In addition to Conflict Minerals, Adient also supports U.S. and European Union critical raw materials initiatives to secure resilient, diverse, and secure supply chains by providing usage data to identify Conflict Minerals and Critical Raw Materials (“CRMs”) that are important for the automotive industry. This includes actively engaging in the European Association of Automotive Suppliers working groups to support the phase out and substitution of CRMs in automotive products. Adient also evaluates supply chains for CRMs like Cobalt and Mica and requires suppliers using these materials to monitor their supply chain and report their efforts. Monitoring for these other CRMs follows a similar process to the one described for Conflict Minerals reporting discussed above.

B.    RCOI Results

Based on the process discussed above, Adient determined there were 1,229 In-Scope Suppliers for RY 2024. Adient then sent communications to its In-Scope Suppliers notifying them of the RCOI and received delivery confirmation receipts from 98% of those In-Scope Suppliers.

The overall response rate among the In-Scope Suppliers surveyed was 75%, including 810 responses that were received and accepted (representing 89% of the suppliers who returned a CMRT or an adequate declaration). Adient considers a response as received and accepted when a supplier returns a completed CMRT to Adient and Adient's compliance specialists validate the CMRT's accuracy.

Due to the process changes implemented in 2023 the supplier response rate increased from 60% to 75% and the amount of received and accepted CMRTs increased from 76% to 89%. In addition, the number of suppliers initially reporting non-certified smelters in their supply chain fell from 48 to 18 suppliers.

Below are the results of the RCOI survey:

RCOI Survey Results*
No 3TG	99%
Acknowledged 3TG Sourced from the Covered Countries	0%
Acknowledged 3TG Not Sourced from the Covered Countries	1%
3TG Origin Uncertain or Unknown	0%
*results based on the number of received and accepted CMRTs

C.    Improvement Measures to be Taken

Adient modified its scoping process in 2023 to capture high risk commodities likely to contain Conflict Minerals, as well as suppliers in the supply chain that might present potential economic sanctions or human rights risks. Prior to that, Adient had been facing lower response rates and more supplier CMRTs considered incorrect or incomplete. Starting in 2023 Adient contacted affected suppliers individually to explain our expectations. In addition, supplier selection was refined for RY 2024 to ensure a fair representation of suppliers from all high-risk commodities, which resulted in an increase of in-scope suppliers. In 2024, this activity, together with increased engagement with non-responsive suppliers, caused a 15% increase in response rate and higher quality of CMRT responses. This was evident in a 13% increase in acceptance rate compared to 2023. In 2025 Adient intends to target suppliers that did not respond to our request and did not send a CMRT.

VI.    Conflict Minerals Due Diligence

A.    Compliance Framework

i.    Framework Design and Overview

Adient designed and implemented a compliance framework that conforms to the primary principles of the OECD Guidance, which is the internationally recognized framework for Conflicts Minerals due diligence. Our compliance framework includes elements drawn from those principles and the corresponding supplements for each of the four conflict minerals. These include: (1) establishing strong company management systems; (2) identifying and assessing risk in the supply chain; (3) designing and implementing a strategy to respond to identified risks; (4) carrying out an independent third-party audit of smelters’/refiners’ due diligence practices; and (5) reporting annually on supply chain due diligence. We described each of these elements further below.

ii.    Establish Strong Company Management Systems

Conflict Minerals Policy

Adient is committed to the responsible sourcing of Conflict Minerals, and it supports the humanitarian goal of ending violent conflict in the Covered Countries. Adient’s 2024 Sustainability Report and its Conflict Minerals Policy Statement confirm that we continue to promote and encourage suppliers to conduct conflict-free sourcing from the Covered Countries, and to use responsible sourcing practices. We also expect our suppliers to conduct due diligence on their respective supply chains and to assist us with our compliance efforts. To the extent that a supplier refuses to cooperate with our compliance efforts or does not conduct conflict-free sourcing from the Covered Countries, we may reconsider our supply arrangement and/or implement remedies available to us. Our Conflict Minerals Policy Statement is publicly available on Adient’s website at: https://adient.com/ConflictMineralsPolicyStatement.

Internal Management System

Adient maintains an internal management system in which senior management with the necessary expertise, knowledge, and experience oversee the RCOI and due diligence process. These managers continuously seek new ways to evaluate and address potential risk in our supply chain processes through initiatives that often involve stakeholder engagement or consultation with outside experts.

Adient’s Conflict Minerals Executive Steering Committee (“Steering Committee”) comprised of leaders from the company’s Procurement, Legal, Engineering, Sustainability, Global Customs & Trade Compliance, Internal Audit, IT, Communications and Finance Departments, meets several times a year. The Steering Committee oversees and supports Adient’s Conflict Minerals compliance program, including monitoring plans to comply with all requirements.

This Report was also shared with Adient’s Disclosure Committee, which is currently comprised of Adient’s Chief Financial Officer, Chief Legal and Human Resources Officer, Chief Accounting Officer, and other senior Adient managers with relevant oversight roles.

System of Controls and Transparency

Due to the complexity of Adient’s global supply chain, Adient relies on its first-tier suppliers to provide information on the origin of Conflict Minerals potentially present in materials supplied to Adient. Adient’s RCOI and due diligence processes are designed to gather information on the chain of custody for the necessary Conflict Minerals that may ultimately be integrated into Adient’s products.

Supplier Engagement and Training

In 2025 Adient will be implementing online training for its suppliers as part of the initial communication package to the In-Scope Suppliers. This training explains the relevant requirements of the Rule, Adient’s obligations under the Rule, and Adient’s expectation that our suppliers support our Conflict Minerals compliance efforts. The training is available on our website at: https://adient.portal.covisint.com/adient_en_US/Accordion/Corporate%20Responsibilities. Adient encourages its suppliers to confer with its compliance team and strengthen their understanding of the Rule and our expectations. Adient also provides additional training to its suppliers on request.

In addition to online training, Adient provides In-Scope Suppliers with instructions for responding to the survey. Our Conflict Minerals compliance specialists used standardized scripts to help explain our requests and the reason behind the requests. Communications sent to suppliers also contain reference links to the Rule and additional SEC guidance, as well as guidance from the Automotive Industry Action Group (“AIAG”), RMI, and OECD. To help suppliers identify and address smelters of concern, Adient provides links to other Non-Governmental Organization (“NGO”) smelter information resources, such as those published by Global Witness or Amnesty International.

Where appropriate, Adient includes a Conflict Minerals compliance provision in commercial agreements when it renews or enters into new contracts with its suppliers. This provision requires suppliers to conduct inquiries and collect information regarding the smelters and refiners of any Conflict Minerals incorporated into the products supplied to Adient. This includes making reasonable country of origin inquiries. Adient’s Global Supplier Standards Manual (available at https://www.adient.com/suppliers/supplier-expectations/) further reflects and reinforces these expectations.

Internal Training

In 2025 Adient will be implementing a web-based Conflicts Minerals training module designed specifically for employees within its Sales, Procurement, and Engineering Departments. This training educates employees about the relevant requirements of the Rule, Adient’s obligations under the Rule, and the processes Adient uses to evaluate and respond to related supply chain risks. It places special emphasis on new and upcoming supply chain risks related to smelter management.

Records Management

Adient retains relevant Conflict Minerals documentation in accordance with its existing corporate records retention procedures.

Complaint Mechanism

Adient maintains a 24-hour Integrity Helpline (available at: https://adient.ethicspoint.com/). The Integrity Helpline provides any interested party (e.g., employees, customers, suppliers, or other external third parties) with a confidential and anonymous mechanism to report potential violations of the law, regulations, professional standards, and policies (including Adient’s Ethics Policy and its Conflict Minerals Policy Statement), as well as concerns regarding Adient’s supply chain. All good-faith reports are investigated. The Legal Department is responsible for evaluating concerns reported through this reporting mechanism, conducting internal investigations where appropriate, and resolving cases that may require remedial or corrective action.

iii.    Identify and Assess Risk in the Supply Chain

Adient’s RCOI was designed to determine whether the Conflict Minerals necessary to the functionality or production of a product manufactured (or contracted to be manufactured) by Adient either originated in the Covered Countries or were from recycled or scrap sources. Through communications with the In-Scope Suppliers, Adient sought to identify the smelters and refiners for Conflict Minerals that may be used in its products.

Adient exercises ongoing due diligence and escalation processes of its suppliers to remove Covered Countries, comprehensively sanctioned countries, and non-certified smelters from its supply chain. Adient asks suppliers whether they:

•provided information on all relevant smelters and the country of origin of any Conflict Minerals;
•performed due diligence procedures for non-certified smelters; and
•were able to determine if the Conflict Minerals financed or benefited armed groups in the Covered Countries.

iv.    Design and Implement a Strategy to Respond to Identified Risks

Adient has established due diligence guidelines to be followed if it identifies information indicating that a supplier may have sourced Conflict Minerals from the Covered Countries through a review of the received CMRT.

Once an In-Scope Supplier indicates that it might be sourcing Conflict Minerals from the Covered Countries, Adient initiates due diligence procedures to collect more detailed information from that supplier. This includes engaging with such supplier and validating information with other reliable sources. Suppliers reporting RMI-certified smelters from the Covered Countries are generally exempt from further due diligence as long as there were no incident reports available from NGOs or other reliable sources regarding the listed smelter(s) or refiner(s).

Any findings from the due diligence procedures are discussed with Adient’s Procurement Department. Based on this information, Adient maintains a list of suppliers identified as using Conflict Minerals from a Covered Country as well as the indicated smelters. This list is then compared to the RMI smelter listing to verify the accuracy of the supplier responses as well as the source of the Conflict Minerals, which is then shared with the responsible procurement team.

In addition to these measures, Adient engages and actively cooperates with industry groups, including RMI and AIAG. Adient provides its smelter list to the RMI to support RMI’s risk assessments.

v.    Carry Out Independent Third-Party Audit of Smelters’/Refiners’ Due Diligence Practices

Adient does not purchase raw ore or unrefined Conflict Minerals, and, to the best of its knowledge, conducts no purchasing activities directly in the Covered Countries. Instead, Adient is a downstream consumer of Conflict Minerals and is many steps removed from the mining of Conflict Minerals. In order to meet its obligations under the Rule, Adient supports independent third-party audits by being a member of the RMI and relies on the RMI’s Conflict-Free Smelter Program in connection with our due diligence efforts.

This program helps Adient to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. Adient evaluates the supplier reports it receives using the RMI smelter database and then reports any unknown smelter or smelters that have not been certified to the RMI for further investigation and inclusion in the smelter certification scheme.

vi.    Report Annually on Supply Chain Due Diligence

This Report (and the related Form SD) was filed with the SEC and is available on our website at:
https://investors.adient.com/financial-information/sec-filings.

B.    Due Diligence Results

i.    Facilities Used to Process Necessary 3TG Originating from Covered Countries

Each of the measures described above was designed to provide Adient with information on the smelters and refiners that the In-Scope Suppliers used to process Conflict Minerals incorporated into the products they supply to Adient. As previously discussed, Adient is a downstream consumer of 3TG and generally does not have a direct relationship with smelters and refiners. Consequently, it must rely on responses from its suppliers in order to determine the facilities used to process Conflict Minerals. Much like Adient, our suppliers generally have their own complex, highly attenuated global supply chains and do not have direct relationships with the smelters or other facilities that process Conflict Minerals.

Adient’s CMRT evaluation process allows for the rejection of CMRTs that appear to be incorrect or that do not provide RCOI information about listed smelters that are uncertified. The Conflict Minerals team categorizes these CMRTs as “3TG origin uncertain or unknown” and includes all data received from suppliers providing these CMRTs into the Report.

In RY 2024, all suppliers indicated that they were able to provide smelter and refinery information. Only 5 suppliers (0.9%) stated that they do not source from the Covered Countries. Only one supplier (0.1%) acknowledged that they sourced 3TG from one or more Covered Countries. The supplier sourcing from the Covered Countries indicated that they only sourced from smelters that the RMI identifies as DRC conflict free. None of the responses acknowledged that 3TG was sourced from smelters or mines that financed or benefited armed groups, after reviewing information from NGOs and other sources.

In addition, 18 suppliers (2% of all received replies) reported using smelters that were not certified and were consequently rated as “3TG uncertain or unknown”. These suppliers received information that their CMRT was rejected after closure of the reporting period in January 2024. Given this response and an overall response rate of 75% for this reporting period, Adient does not know all of the countries of origin, or the facilities used to process all the Conflict Minerals incorporated into its products.

ii.    Smelter Lists (Appendix A)

As explained above, Adient compared the smelter lists provided in responses from its In-Scope Suppliers with the RMI list of compliant smelters to determine which smelters the RMI identifies as DRC conflict free. The information provided by our suppliers was used to conduct our due diligence, including assessing reports for completeness and consistency.

Appendix A includes a list of the smelters identified in received and accepted CMRT’s from our In-Scope Suppliers as part of our RCOI and due diligence efforts. A total of 294 RMI certified smelters were identified by these In-Scope suppliers. Out of these, 80 smelters reportedly ceased operations during the reporting year.

Please note that some of Adient’s In-Scope suppliers also identified potential third-party smelters in Russia, six potential third-party smelters owned by parties subject to economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and one potential third-party smelter listed on the entity list of the Uyghur Forced Labor Prevention Act ("UFLPA"). As in previous reporting years, Adient followed its escalation process to request that these problematic potential third-party smelters be removed from its supply chain. At this juncture there is no objectively verifiable information indicating that, with respect to product purchases, Adient or its suppliers directly or indirectly engaged in any transactions with Russian smelters, sanctioned smelters, or smelters appearing on the UFLPA entities list. Each of these data points appears to be the result of imprecise, over-inclusive RMI data.
C.    Risk Mitigation Measures

Adient’s current processes and procedures for mitigating Conflict Minerals supply chain risks include the following:

•Membership in the RMI, which has allowed for the comparison of all supplier responses to the RMI smelter listing to confirm the accuracy of supplier responses;
•Updating and adapting our scoping, due diligence and escalation guidelines;
•Reviewing and utilizing our internal information technology systems and tools to increase process reliability and apply best business practices; and
•Identifying other unrelated risks during the Conflict Minerals reporting process and addressing them through the responsible Adient departments.

The purpose of these processes is to encourage smelters to make responsible sourcing decisions, and to reduce the likelihood that the sale of these Conflict Minerals will benefit armed groups in the Covered Countries.

Adient is also committed to promoting these same objectives by complying with the OECD Guidance and the Rule in a manner consistent with our Conflict Minerals Policy Statement. To that end, Adient will continue its efforts with its In-Scope Suppliers to improve the response rate and the completeness of the surveys. These efforts include:

•Directing suppliers to Adient’s Conflict Minerals Policy Statement, which emphasizes the responsible sourcing of Conflict Minerals;
•Striving to improve supplier awareness to identify potential risks at an early stage by improving our supplier training and sending out detailed feedback related to information received from suppliers;
•Following-up with suppliers that source Conflict Minerals from, or were identified as potentially sourcing from, smelters and refiners not participating in certification schemes;
•Striving to improve the effectiveness of the escalation process to enhance supplier communications and the quality of responses by addressing concerns related to customer buy arrangements to the affected customer;
•Enhancing our RCOI and due diligence measures, as well as the review process for existing and new suppliers included in the scoping guidelines;
•Working with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance; and

•Working with the RMI smelter engagement team to support their engagement and certification efforts.

VII.    Determination

For RY 2024, Adient is unable to determine the mine or country of origin for each of its necessary Conflict Minerals or the facilities used to process Conflict Minerals in its supply chain with the greatest possible specificity due to either a lack of survey responses or inconclusive survey responses from its In-Scope Suppliers. As such, Adient is currently unable to determine conclusively whether all products manufactured, or contracted to be manufactured, by Adient in RY 2024 have been found to be free of necessary Conflict Minerals that directly or indirectly financed or benefited armed groups in the Covered Countries. These products include those identified in “Part III. Product Overview” above. See Appendix A for a list of smelters for each of the Conflict Minerals identified as part of Adient’s efforts and country of origin information.

Cautionary Statement Regarding Forward-Looking Statements:

Adient has made statements in this Report that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this Report other than statements of historical fact are statements that are, or could be, deemed “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Adient’s future plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient’s control, which could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties are difficult to predict accurately and may include (but are not limited to) regulatory changes and other developments relating to Conflict Minerals disclosures, changes in or developments related to Adient’s products or Adient’s supply chain, changes to Adient’s supplier base and industry developments relating to supply chain diligence, disclosure and other practices. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 filed with the SEC on November 18, 2024, in Adient's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 7, 2025 and in subsequent reports filed with or furnished to the SEC, available at www.sec.gov. The forward-looking statements included in this Report are made only as of the date of this Report and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements. In addition, Adient is not including the information contained on, or that can be accessed through, its website as part of, or incorporating it by reference into, this Report.

Appendix A – Smelters by Mineral

The below smelter information refers to data available in the RMI smelter database as of January 2025. Any changes to the RMI smelter database that took place after January 2025 are not covered.

List 1: Smelters and Refiners reported in received and accepted CMRTs that have been included in Adient’s supply chain as of December 31, 2024:

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tantalum	AMG Brasil	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	CMT Rare Metal Advanced Materials (Hunan) Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tantalum	QSIL Metals Hermsdorf GmbH	GERMANY
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas	BRAZIL
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kenee Mining Corporation Vietnam	VIET NAM
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Impala Platinum - Base Metal Refinery (BMR)	SOUTH AFRICA
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold	Impala Platinum - Rustenburg Smelter	SOUTH AFRICA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TÜRKIYE
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TÜRKIYE
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS, KINGDOM OF THE
Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	WEEEREFINING	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
*Country names according to ISO 3166-1

Appendix A

List 2: Smelters and Refiners reported in received and accepted CMRTs that were included in Adient’s supply chain but identified as having ceased operation prior to December 31, 2024:

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Duoluoshan	CHINA
Tantalum	Gannon & Scott	UNITED STATES OF AMERICA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES OF AMERICA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Taike Technology (Suzhou) Co.,Ltd.	CHINA
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	Meta Materials	NORTH MACEDONIA, REPUBLIC OF
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	CV Gita Pesona	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	CV Makmur Jaya	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Linqu Xianggui Smelter Co., Ltd.	CHINA
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Koba Tin	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Appendix A

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner*
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA
Tin	An Thai Minerals Co., Ltd.	VIET NAM
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	Da Nang Processing Import and Export Joint Stock Company	VIET NAM
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	Dragon Silver Holdings Limited	CHINA
Tin	DS Myanmar	MYANMAR
Tin	PT Mitra Graha Raya	INDONESIA
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Elemetal Refining, LLC	UNITED STATES OF AMERICA
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Geib Refining Corp.	UNITED STATES OF AMERICA
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Morris and Watson Gold Coast	AUSTRALIA
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA
Gold	Sellem Industries Ltd.	MAURITANIA
Gold	Value Trading	BELGIUM
* Country names according to ISO 3166-1

Appendix A

Potential Countries of Origin of Conflict Minerals:

Andorra	Grenada	Philippines
Antigua and Barbuda	Guatemala	Poland
Argentina	Guyana	Portugal
Australia	Honduras	Puerto Rico
Austria	Hong Kong	Romania
Bahamas	Hungary	Russian Federation
Barbados	India	Rwanda*
Belgium	Indonesia	Saint Kitts and Nevis
Benin	Ireland	Saint Vincent and the Grenadines
Bolivia (Plurinational State of)	Israel	Senegal
Bosnia and Herzegovina	Italy	Serbia
Brazil	Jamaica	Sierra Leone
Bulgaria	Japan	Singapore
Burkina Faso	Jordan	Saint Maarten
Burundi*	Korea, Republic of	Slovakia
Cameroon	Lao People's Democratic Republic	Slovenia
Canada	Latvia	South Africa
Cayman Islands	Lithuania	Spain
Chile	Luxembourg	Sri Lanka
China	Madagascar	Sweden
Colombia	Malaysia	Switzerland
Congo, Democratic Republic of the*	Mali	Taiwan, Province of China
Costa Rica	Malta	Tanzania, United Republic of*
Côte d'Ivoire	Mexico	Thailand
Croatia	Mongolia	Trinidad and Tobago
Curaçao	Morocco	Tunisia
Czechia	Mozambique	Türkiye
Denmark	Myanmar	Uganda*
Dominica	Namibia	Ukraine
Dominican Republic	Netherlands, Kingdom of the	United Arab Emirates
Ecuador	New Zealand	United Kingdom of Great Britain and Northern Ireland
Egypt	Nicaragua	United States of America
El Salvador	Niger	Uruguay
Estonia	Nigeria	Uzbekistan
Ethiopia	Oman	Venezuela, Bolivarian Republic of
Finland	Panama	Viet Nam
France	Papua New Guinea	Zambia*
Germany	Peru	Zimbabwe
Greece

*	DRC and adjoining countries

Appendix A